ITASCA CAPITAL LTD.

Consolidated Financial Statements

(Expressed in Canadian dollars, unless indicated otherwise)

For the years ended December 31, 2017 and 2016

Independent Auditor’s Report

Board of Directors and Shareholders

Itasca Capital Ltd. (formerly Kobex Capital Corp.)

Vancouver, BC

Canada

We have audited the accompanying consolidated financial statements Itasca Capital Ltd. (formerly Kobex Capital Corp.) (the Company) and subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2017 and 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Itasca Capital Ltd. (formerly Kobex Capital Corp.) and subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO USA, LLP

March 15, 2018

ITASCA CAPITAL LTD.

Consolidated Statements of Financial Position

Expressed in Canadian dollars

	December 31, 2017	December 31, 2016
	$	$
Assets
Current assets
Cash	87,800	293,624
Amounts receivable and prepaid expenses	6,575	6,727
Total current assets	94,375	300,351
Non-current assets
Investment in associate (note 5)	22,856,626	23,528,266
Total assets	22,951,001	23,828,617
Liabilities
Current liabilities
Accounts payable and accrued liabilities	127,395	77,280
Total liabilities	127,395	77,280
Shareholders’ equity (note 6)
Share capital	37,589,569	37,589,569
Equity reserves	65,000	-
Deficit	(14,830,963)	(13,838,232)
Total shareholders’ equity	22,823,606	23,751,337
Total liabilities and shareholders’ equity	22,951,001	23,828,617

On behalf of the Board:

Signed: “Larry G. Swets, Jr.”	Director

Signed: “John T. Fitzgerald”	Director

The notes to the consolidated financial statements are an integral part of these statements.

ITASCA CAPITAL LTD

Consolidated Statements of Profit or Loss and Other Comprehensive Income

Expressed in Canadian dollars

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
	$	$

General and administrative expenses
Professional fees	158,264	1,200,592
Directors’ fees and benefits	60,000	157,631
Transfer agent, exchange listing and shareholder information	35,970	434,644
Office and corporate administration (note 7)	20,169	118,482
Consulting fees (note 7)	-	63,944
Other	46,177	-
Total general and administrative expenses	(320,580)	(1,975,293)
Other income ( expenses)
Change in unrealized gain ( note 5)	611,421	10,011,903
Foreign exchange (loss) gain	(1,283,572)	376,941
Realized gain on sale of marketable securities (note 4)	-	406,849
Investment income	-	124,990
Total other (expense) income	(672,151)	10,920,683
Net (loss) income for the period	(992,731)	8,945,390
Other comprehensive income
Items that may be reclassified to income (loss)
Change in fair value of marketable securities designated as available-for-sale	-	1,680
Total other comprehensive income	-	1,680
Total comprehensive (loss) income for the period	(992,731)	8,947,070
Basic and diluted (loss) earnings per share (note 6)	(0.05)	0.28

The notes to the consolidated financial statements are an integral part of these statements.

ITASCA CAPITAL LTD.

Consolidated Statements of Changes in Shareholders’ Equity

Expressed in Canadian dollars

	Share Capital	Equity Reserves	Accumulated Other Comprehensive (loss) Income	Accumulated Deficit	Total
	$	$	$	$	$
December 31, 2015	80,309,132	10,538,358	(1,680)	(59,891,854)	30,953,956
Net income and other comprehensive income	-	-	1,680	8,945,390	8,947,070
Options exercise	1,781,279	(578,779)	-	-	1,202,500
Substantial issuer bid	(44,500,842)	-	-	27,148,653	(17,352,189)
Reclassification for expired options	-	(9,959,579)	-	9,959,579	-
December 31, 2016	37,589,569	-	-	(13,838,232)	23,751,337
Net loss and other comprehensive loss	-	-	-	(992,731)	(992,731)
Options issued	-	65,000	-	-	65,000
December 31, 2017	37,589,569	65,000	-	(14,830,963)	22,823,606

The notes to the consolidated financial statements are an integral part of these statements.

ITASCA CAPITAL LTD.

Consolidated Statements of Cash Flows

Expressed in Canadian dollars

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
	$	$

Cash (used in) provided by:
Operating activities:
Net (loss) income	(992,731)	8,945,390
Adjustments for:
Change in unrealized gain	(611,421)	(10,011,903)
Foreign exchange loss (gain)	1,283,061	(579,364)
Option grant in lieu of cash payment of director fee	65,000	-
Realized gains on sale of marketable securities	-	(408,529)
Investment income	-	(124,990)
Other	-	1,680
Changes in working capital:
Accounts payable and accrued liabilities	50,115	(202,062)
Amounts receivable and prepaid expenses	152	35,704
Provision for onerous leasing contract	-	(17,867)
Total cash used in operating activities	(205,824)	(2,361,941)
Investing activities
Investment in associate	-	(12,937,000)
Sale of marketable securities	-	5,067,404
Investment income received	-	124,990
Total cash used in investing activities	-	(7,744,606)
Financing activities
Stock repurchased per substantial issuer bid	-	(16,912,598)
Proceeds from exercise of stock options	-	1,202,500
Substantial issuer bid expenses	-	(439,590)
Total cash used in financing activities	-	(16,149,688)
Change in cash	(205,824)	(26,256,235)
Cash, beginning of the period	293,624	26,549,859
Cash, end of the period	87,800	293,624

The notes to the consolidated financial statements are an integral part of these statements.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

1.	NATURE OF OPERATIONS

Itasca Capital Ltd. (the “Company” or “Itasca”) is an entity with no current operations and holds an investment in 1347 Investors LLC. During second quarter of 2016, the Company returned capital to participating shareholders by way of a Substantial Issuer Bid (“SIB”) whereby the Company repurchased and cancelled approximately 54.2% of its outstanding shares. Additional information regarding the SIB and the change in strategic direction is available at www.sedar.com.

On June 9, 2016, Itasca held its 2016 Annual General and Special Meeting of Shareholders (the “Meeting”). All resolutions put to shareholders at the Meeting were duly passed, including; the election of the Company’s new directors: Edward H. Benford, John T. Fitzgerald, Andrew McIntyre, R. Michael Powell and Larry G. Swets, Jr.; a special resolution authorizing the amendment to the Company’s articles to change its name from “Kobex Capital Corp.” to “Itasca Capital Ltd.”; and an ordinary resolution approving the management services agreement between the Company and Kingsway Financial Services Inc. (“MSA”). On June 23, 2016, the Company announced appointment of Kyle Cerminara as a director of the Company. Pursuant to the MSA, Kingsway Financial Services Inc. (“KFS”) provides, for an annual service fee of $1.00, management and administrative services to Itasca, including services of Chief Executive Officer, Chief Financial Officer and Corporate Secretary and is entitled to expense reimbursement of up to $40,000 per annum for use of KFS’s other staff and resources. The former directors did not stand for re-election at the Meeting and the previous management resigned effective June 9, 2016.

In July 2016, Itasca completed an investment in 1347 Investors LLC in the amount of USD$10,000,000. For detailed discussion regarding this investment, see Note 5 – Investment in Associate.

The Company is registered in British Columbia, and the address of its principal place of business is 1800 – 510 West Georgia Street, Vancouver, British Columbia, V6B 0M3. The Company’s shares are listed on the TSX Venture Exchange (the “TSXV”) under the symbol “ICL”.

2.	BASIS OF PREPARATION

Statement of compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards and Interpretations (collectively IFRSs as issued by IASB).

These consolidated financial statements were authorized by the Board of Directors on March 15, 2018.

Basis of consolidation

These consolidated financial statements include the balances and results of the Company and those entities over which the Company exercises control:

Subsidiary	Jurisdiction	Direct or Indirect Ownership
Kobex Resources Ltd.	British Columbia, Canada	100%
Kobex Colorado	Colorado, USA	100%

Control is achieved where the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain the benefits from its operations. All subsidiaries were dormant during the years ended December 31, 2017 and 2016.

All transactions between consolidated entities are eliminated in the consolidation of these financial statements.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis, except for marketable securities and investment in 1347 Investors LLC, which are stated at their estimated fair values. In addition, these financial statements have been prepared using the accrual basis of accounting.

Use of estimates and judgments

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements.

An area requiring the use of management estimates is issuance of stock options as payment of directors’ fee in lieu of cash payment (Note 6) which is valued using inputs to the Black-Scholes option pricing model that include estimates for volatility and the risk-free interest rate.

The Company’s management exercises judgment to determine whether its marketable securities (Note 4) and investment in 1347 Investors LLC (Note 5) have been impaired and, if so, the value of the impairments and whether these impairments are temporary. In exercising such judgment, management considers factors such as its intentions and ability to hold or dispose of such securities, prevailing market prices and general market conditions. For establishing the value of investment in 1347 Investors LLC, management exercises judgement in preparing the Model (as defined below). For detailed discussion, see Note 5 – Investment in Associate – 1347 Investors LLC.

The Company’s management also exercises judgment regarding the valuation of deferred income tax assets. Specifically, judgments are made as to whether objective evidence exists that the Company will have sufficient future taxable income to realize any benefit from these assets.

Actual results may differ from these estimates and judgments made by the Company’s management.

Functional and foreign currency

These consolidated financial statements are presented in Canadian dollars, the functional currency of the Company and all of its subsidiaries. All financial information is presented in Canadian dollars (unless indicated otherwise) and is rounded to the nearest dollar.

Transactions in currencies other than the Canadian dollar are recorded at the rates of exchange prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in the foreign currency are only translated at the date of the transaction and not re-translated at subsequent period end. Investment in 1347 Investors LLC held by the Company is considered a monetary asset under IFRS. Company translates the investment from U.S dollar to Canadian dollar using the closing foreign exchange rate at end of the reporting period. The foreign exchange gains and losses are recorded through profit and loss in accordance with IAS 21 – The Effect of Changes in Foreign Exchange Rates.

Continuance of operations

These consolidated financial statements have been prepared in accordance with IFRS on the assumption that the Company will realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation and do not reflect adjustments that would be necessary if the going concern assumption was not appropriate.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

The Company has no source of revenue and its ability to continue as a going concern in the long term depends upon whether it develops profitable operations, successfully liquidate its investment in 1347 Investors LLC or raise adequate financing. Management has concluded that the Company has sufficient liquidity resources to continue as a going concern for at least the next twelve months from the statement of financial position date.

3.	SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Marketable securities

Marketable securities comprise investments with quoted values on a public stock exchange and are carried at their estimated fair values measured using market prices at the reporting date. The Company held no marketable securities as of December 31, 2017 and 2016. All marketable securities were sold during 2016.

Income taxes

Current tax comprises of the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax assets and liabilities are offset only if certain criteria are met.

The Company follows the asset and liability method of accounting for deferred income taxes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and losses carried forward.

Deferred tax assets and liabilities are measured using substantively enacted or enacted tax rates that are expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date. Potential deferred income tax assets are not recognized to the extent that they are not considered probable to be realized.

Earnings per share

Earnings per share is calculated by dividing the net income (loss) for the year attributable to the common shareholders by the weighted average number of common shares issued and outstanding during the year. In years in which a net loss is incurred, the effect of potential issuances of shares under options and warrants would be anti-dilutive and therefore basic and diluted losses per share are the same. As of December 31, 2017, the Company has 480,000 options outstanding that could potentially dilute basic earnings per share in the future (Note 6).

Provisions

Provisions are recognized for liabilities of uncertain timing or amount that have arisen as a result of past transactions. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date.

Financial instruments – recognition and measurement

The Company classifies all financial instruments as either held to maturity, available-for-sale, or fair value through profit and loss. Available-for-sale financial assets are measured at estimated fair value with temporary unrealized gains and losses recorded in other comprehensive income (loss). Realized losses and other than temporary unrealized losses on available-for-sale financial assets are recognized in profit or loss. Instruments classified as fair value through profit or loss (“FVTPL”) are measured at estimated fair value with unrealized gains and losses recognized in profit or loss. As of December 31, 2017, the investment in 1347 Investors LLC is reported on the basis of FVTPL.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

New accounting pronouncements adopted in 2017

Itasca has adopted Disclosure Initiative (amendments to IAS 7) effective January 1, 2017, but it did not have any impact on the Company’s consolidated financials statements.

Future changes in accounting policies:

IFRS 9 – Financial Instruments (“IFRS 9”) will replace the multiple classification and measurement models in IAS 39 Financial Instruments: Recognition and Measurement, with a single model that has only two classification categories: amortized cost and fair value. The new standard also requires a single impairment method to be used, provides additional guidance on the classification and measurement of financial liabilities, and provides a new general hedge accounting standard. The mandatory effective date has been set for January 1, 2018, however early adoption of the new standard is permitted. The Company does not intend to early adopt IFRS 9. The adoption of IFRS 9 is not expected to have a material impact on the consolidated financial statements given the nature of the Company’s operations and the types of financial instruments that it currently holds.

4.	MARKETABLE SECURITIES

The Company did not hold any marketable securities as of December 31, 2017 and 2016. Temporary changes in fair value of marketable securities are reported in other comprehensive income, while realized fair value gains or losses, or changes in fair value that are considered other than temporary are recorded in profit or loss. Changes to the balance of marketable securities are summarized as follows:

	Estimated Fair Value	Accumulated Other Comprehensive Loss
	$	$
December 31, 2015	4,658,875	(1,680)
Realized gain on sale of marketable securities[1]	408,529	-
Proceeds from sale of marketable securities[1]	(5,067,404)	-
Reclassification of accumulated other comprehensive loss to realized loss	-	1,680
December 31, 2016 & 2017	-	-

[1]	In February 2016, the Company sold its entire holdings in Mountain Province for total proceeds of $5,062,164 and recorded a $406,206 fair value gain, recorded in net loss, to reflect the fair value of these shares at the time of disposal. In June, 2016, the Company sold its entire holdings in Blue Sky for total proceeds of $5,240 and recorded a $2,323 fair value gain, recorded in net loss, to reflect the fair value of these shares at the time of disposal.

5.	INVESTMENT IN ASSOCIATE – 1347 INVESTORS LLC

In July, 2016, the Company entered into a subscription agreement with 1347 Investors LLC (“1347 LLC”) to subscribe for up to 10,000,000 Class A Preference Interests of 1347 LLC (the “Class A Interests”) for a purchase price of USD$1.00 per Class A Interest, for an aggregate total of up to USD$10,000,000 (the “Investment”). 1347 LLC is a privately held limited liability company formed under the laws of state of Delaware, USA. 1347 LLC currently holds securities of Limbach Holdings Inc. (“Limbach”), a publicly traded entity on the Nasdaq Capital Market under the symbol “LMB”. In connection with the Investment, the Board of Directors of Itasca amended the investment policy of the Company to include investments in both the natural resource and industrial sectors.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

Terms

The Class A Interests in 1347 LLC (100% of which are held by Itasca) rank senior to all classes and series of interests in 1347 LLC outstanding. 1347 LLC shall not issue any other interests or securities convertible into interests of 1347 LLC that rank senior to or pari passu with the Class A Interests without consent of the holders of a majority of the Class A Interests. For so long as any Class A Interests are outstanding, 1347 LLC will not repurchase, redeem or retire any interests of 1347 LLC other than the Class A Interests. Commencing on the date that is five years from the date of issuance of the Class A Interests and on each one-year anniversary of such date thereafter, holders of at least a majority of the then issued and outstanding Class A Interests may request 1347 LLC to redeem their interests at a price equal to USD$1.00 per Class A Interest, plus an accrued amount equal to 1% per month (non-compounding) on capital balance, whether declared or not (the “Preferential Accrual”). The holders of Class A Interests shall have a preference upon liquidation over all holders of interests of any other class of 1347 LLC ranking junior for an amount equal to USD$1.00 per Class A Interest plus the Preferential Accrual, and such amount shall be paid before any amount shall be paid or any assets distributed to holders of interests of 1347 LLC ranking junior as to the return of capital to the Class A Interests. After such distribution first to Class A Interest holder(s), 1347 LLC shall make distributions in the following order: i) an aggregate of USD$3,000,000 plus Preferential Accrual to Class B Interest holders, ii) USD$2,326,500 to Class C Interest Holders and iii) USD$5,173,500 to Class D Interest holders and thereafter, once such distributions have been made, 44.44% of any balance to the holders of Class A Interests, 22.22% of any balance to holders of Class B Interests, 10.34% of any balance to holders of Class C Interests, and 23% of any balance to holders of Class D Interests. Each interest across all classes of interests in 1347 LLC represents one vote. Based on a total 20,998,019 interests outstanding, Itasca owns 47.62% of the total outstanding voting interests of 1347 LLC.

In connection with the Investment, Itasca entered into an amended and restated limited liability company agreement (the “Operating Agreement”) by and among the existing members of 1347 LLC, which governs, among other things, the rights of the members of 1347 LLC and the management and governance of 1347 LLC. The managers of 1347 LLC are Larry Swets and Kyle Cerminara, both directors of the Company. A manager of 1347 LLC may be removed or replaced at any time, with or without cause, upon the approval of holders of 2/3 of the outstanding interests in 1347 LLC.

Accounting

Itasca owns 47.62% of the total outstanding voting interests of 1347 LLC. Since Itasca owns greater than 20% but less than 50% of the outstanding voting interests of 1347 LLC, it exerts significant influence over 1347 LLC but does not control 1347 LLC. The Company has also considered the provisions of IFRS 10 - Consolidated Financial Statements in order to assess whether control exists even though it owns less than majority of 1347 LLC’s outstanding voting interests and has concluded that it does not exert control over 1347 LLC. Under the provisions of IAS 28 – Investment in Associates and Joint Ventures (“IAS 28”), 1347 LLC is an associate of Itasca (thereby making 1347 LLC a related party to the Company). Itasca does not account for its Investment in 1347 LLC on an equity accounting basis. Instead, the Investment is recorded by the Company at its fair value through profit and loss under the provisions of IAS 28 pertaining to investments in associates held by or held through entities similar to venture capital organizations, mutual fund or unit trusts.

The fair value of the Investment is calculated based on an internally developed valuation model (“Model”) that takes the net equity of 1347 LLC (based on fair valuing the Limbach securities held by 1347 LLC) and distributes that net equity to all classes of membership interests based on the distribution waterfall in the Operating Agreement of 1347 LLC. In other words, this fair value calculated by the Model represents the amount that Itasca and other investors of 1347 LLC would receive if 1347 LLC were to settle all its assets (Limbach securities) and liabilities (external debt) at the given fair value and then distribute the net proceeds to investors in accordance with its Operating Agreement. Management considers such distribution estimate at any given point in time a proxy for the value at which unrelated and willing parties would trade such an investment, hence such distribution estimate represents the fair value of the Investment in 1347 LLC.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

December 31, 2017
Investment in Class A Interest of 1347 Investors LLC – at cost	$12,233,302
Unrealized gain	10,623,324
Investment in Class A Interest of 1347 Investors LLC – at fair value	$22,856,626

Itasca has not received any distributions from 1347 LLC during 2017.

Pursuant to IFRS 12 – Disclosure of Interests in Other Entities, below is the summarized financial information of 1347 LLC as of December 31, 2017 in US dollars:

1347 Investors LLC	December 31, 2017

Total current assets	USD $	45,123,213
Total non-current assets		-
Total current liabilities	USD $	189,530
Total non-current liabilities	USD $	6,250,000
Total Shareholder equity	USD $	38,683,683

Total comprehensive income for the year ended December 31, 2017	USD $	203,686

The current assets of 1347 LLC stated in the table above include value of securities of Limbach amounting to USD$43,389,158 and cash amounting to $862,656. The Limbach securities held by 1347 LLC include 280,000 shares of Limbach 8% cumulative preferred stock with USD$25 principal value per share, 2,343,515 common shares of Limbach, 198,000 USD$11.50 strike warrants of Limbach and 500,000 USD$15.00 strike warrants of Limbach. The non-current liabilities of 1347 LLC stated in table above represents USD$6,250,000 external debt that incurs interest at the rate of 13% per annum. Subsequent to December 31, 2017, $6,250,000 external debt was repaid by 1347 LLC. Additional terms of Limbach securities and debt of 1347 LLC are available in the public filings made by Limbach and 1347 LLC.

6.	SHAREHOLDERS’ EQUITY

Share capital

Authorized

- Unlimited number of common voting shares with no par value.

- 100,000,000 preferred shares with no par value.

Issued and outstanding

Changes to common shares and share capital issued and outstanding are as follows:

	Number of Common Shares	Amount
		$
Outstanding, December 31, 2015	45,481,387	80,309,132
Options exercise	2,150,000	1,781,279
Repurchased and cancelled pursuant to substantial issuer bid	(25,820,761)	(44,500,842)
Outstanding, December 31, 2016 and 2017	21,810,626	37,589,569

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

There were no changes to issued and outstanding common shares of the Company during 2017.

Substantial Issuer Bid

On March 31, 2016, the Company announced it would pursue a SIB. On April 29, 2016, the Company filed an Offer to Purchase and Bid Circular in connection with the SIB to purchase for cash and cancellation up to 40,809,178 common shares, which number represented approximately 85% of the then issued and outstanding 45,481,387 common shares and 2,150,000 vested and in-the-money options to acquire common shares at a price of $0.655 per share (the “Offer”). The Offer expired at 5:00 p.m. (Toronto time) on June 6, 2016. Pursuant to the Offer, 25,820,761 common shares had been deposited as at the expiration of the Offer, which were taken up by the Company for purchase and cancellation at a price of $0.655 per share for an aggregate consideration of $16,912,598. The Company also incurred SIB related expenses amounting to $439,590. The shares purchased and cancelled pursuant to SIB represented approximately 54.2% of the total issued and outstanding common shares as of June 6, 2016. As of December 31, 2017, 21,810,626 shares remain outstanding

During 2016 and prior to the expiry of SIB, 2,150,000 stock options were exercised for aggregate exercise price of $1,202,500.

Equity reserves and share-based compensation

The Company established a rolling stock option plan (the “Plan”) effective on June 2, 2003, which was amended June 20, 2012 to reflect the TSX Venture Exchange policies and practices. The maximum number of common shares which can be reserved for issuance under the Plan is 10% of the prevailing issued and outstanding shares of the Company. Stock options granted under the Plan are exercisable for a period no longer than ten years, although the vesting terms, if any and expiry period are at the discretion of the Company’s Board of Directors.

Changes to the stock options outstanding are as follows:

	Number of Stock Options	Weighted Average Exercise Price
		$
Outstanding, December 31, 2015	2,185,000	0.56
Options exercised	(2,150,000)	0.56
Options expired	(35,000)	0.80
Outstanding, December 31, 2016	-	-
Options grant in lieu of cash payment of director fee	480,000	1.00
Outstanding December 31, 2017	480,000	1.00

On August 19, 2015, 750,000 stock options were granted to previous Directors and Officers with an exercise price of $0.55 for a period of five years. These 750,000 options vested immediately. No options were issued during 2016. Of all the outstanding stock options at December 31, 2015, all but 35,000 were exercised in second quarter 2016. The remaining 35,000 options expired on November 8, 2016.

During 2016 and prior to the expiry of SIB, 2,150,000 stock options were exercised for aggregate exercise price of $1,202,500.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

On September 7, 2017, the Board of Directors granted 80,000 options to each director, for a total of 480,000 options, under the Company’s stock option plan for a term of 10 years with an exercise price of $1.00 per option. The stock options granted to directors are in lieu of the directors’ cash fee that has been accrued and unpaid since the current directors were elected in June 2016 and vested immediately. The Company uses Black-Scholes model to calculate the estimated fair value of the options as of the grant date. An aggregate value of $65,000 was estimated for the 480,000 options granted on September 7, 2017 using the following inputs:

Option Valuation
Expected life	10 years
Exercise price	$1.00
Volatility	20.5%
Underlying price of common share on the grant date	$0.68
Option price	$0.13

Loss per share

The numerators and denominators of basic and diluted loss per share for the years ended December 31, 2017 and 2016 are as follows:

	Year Ended	Year Ended
	December 31,2017	December 31,2016
	$	$
(Loss) Income - numerator	(992,731)	8,945,390
Basic & diluted weighted average number of common share outstanding - denominator	21,810,626	32,163,441
Basic and diluted (loss) income per share	(0.05)	0.28

In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding.

7.	RELATED PARTY TRANSACTIONS

The Company was party to a corporate service agreement with Earlston Management Corp. (“Earlston”), a company related by virtue of providing key management services to the Company. Earlston agreement was discontinued in June 2016. Per the Earlston agreement, the Company was paying a fee of $10,000 per month and reimbursing Earlston for expenses incurred in the performance of its services. For the year ended December 31, 2017, the Company incurred no such costs compared to $68,807 incurred for the same period in 2016.

Key management compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include the Company’s executive officers and Board of Director members.

The Company incurred the following remuneration for key management personnel:

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016
	$	$
Consulting fee to former Chief Executive Officer	-	61,543
Fees paid to former Directors	-	114,163
Fees incurred for current Directors	60,000	35,000

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

On September 7, 2017, the Board of Directors granted 80,000 options to each director, for a total of 480,000 options, under the Company’s stock option plan for a term of 10 years with an exercise price of $1.00 per option. The stock options granted to directors are in lieu of the directors’ cash fee that had been accrued and unpaid since the current directors were elected in June 2016. The Company uses Black-Scholes model to calculate the estimated fair value of the options as of the grant date. An aggregate value of $65,000 was estimated for the 480,000 options granted on September 7, 2017. The issuance of options in lieu of cash payment of Board fee was done to preserve the Company’s liquidity.

Management Services Agreement

The Company entered into an MSA with KFS on June 10, 2016. Pursuant to the MSA, KFS will provide, for an annual service fee of $1.00, management and administrative services to Itasca, including services of Chief Executive Officer, Chief Financial Officer and Corporate Secretary and is entitled to expense reimbursement of up to $40,000 per annum for use of KFS’s other staff and resources. KFS is a related entity by virtue of providing key management personnel services to Itasca as well as a significant shareholder of Itasca whereby Itasca is an associate of KFS.

In June 2016, the Company reimbursed to KFS $800,000 of expenses incurred by KFS pertaining to costs and expenses incurred by KFS in connection with the proxy contest that led to the change in composition of the Board of Directors at the Meeting.

8.	CAPITAL RISK MANAGEMENT

The Company defines capital as the items included in shareholders’ equity. The Company’s objectives in managing capital are to safeguard its ability to continue as a going concern and to provide returns for shareholders and benefits for other stakeholders. To meet these objectives, the Company will ensure it has sufficient cash resources and financial flexibility to pursue future investments or fund potential business acquisitions.

To support these objectives, the Company manages its capital structure and makes any necessary adjustments to it in light of changes in economic conditions and risk characteristics of underlying assets. To maintain or adjust its capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and cash equivalents. The Company does not currently pay dividend.

The Company is not subject to any externally imposed capital requirements.

9.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

As of December 31, 2017, the Company held investment in an associate amounting to $22,856,626 and cash in the amount of $87,800. For a detailed discussion regarding Investment in 1347 LLC, see Note 5 – Investment in Associate. In addition to the Investment in 1347 LLC and cash stated above, the financial instruments of the Company comprise of accounts payable & accrued liabilities in the amount of $127,395 as of December 31, 2017. With the exception of the Investment, all financial instruments are measured at amortized cost. The fair values of these financial instruments approximate their carrying value due to their short-term maturities.

The levels of the fair value hierarchy are as follows:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 –	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
Level 3 –	Inputs that are not based on observable market data (unobservable inputs).

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

Financial instruments measured at fair value on the balance sheet as of December 31, 2017 are summarized in levels of fair value hierarchy as follows:

	Level 1	Level 2	Level 3
	$	$	$
Investment in associate – at fair value	-	22,856,626	-

Financial instruments measured at fair value on the balance sheet as of December 31, 2016 are summarized in levels of fair value hierarchy as follows:

	Level 1	Level 2	Level 3
	$	$	$
Investment in associate – at fair value	-	$23,528,266	-

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s maximum exposure to credit risk is attributed to the following:

	December 31, 2017	December 31, 2016
	$	$
Cash	87,800	293,624
Amounts receivable and prepaid expenses	6,575	6,727
Total	94,375	300,351

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. As of December 31, 2017, and considering the cash distribution received from 1347 LLC in February 2018 (see Note 12 – Subsequent Events), the Company’s liquidity resources are sufficient to meet its financial obligations and current operating requirements for the next 12 months.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. As of December 31, 2017, the Company does not hold any financial instruments that have material exposure to interest rate risk.

Concentration risk

As of December 31, 2017, the Company’s Investment in associate amounted to $22,856,626, which represents 99.59% of the Company’s total assets and 100.14% of the Company’s total shareholders’ equity. Given this concentration, Itasca’s results are directly correlated with the performance of the Investment in 1347 LLC. 1347 LLC holds securities of Limbach, hence the performance of Limbach impacts value of the Investment. Limbach is a publicly traded entity and details regarding its business and risk factors are available in its public filings.

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

Currency risk

The Investment in 1347 LLC is denominated in U.S. dollars while the Company reports its financial results in its functional currency Canadian dollars. There is currently no currency hedge in place. Given the concentration described above, the Company has exposure to foreign exchange translation gains and losses. For the year ended December 31, 2017, the Company incurred $1,283,572 in net foreign exchange translation loss. A 1% change in the U.S. dollar foreign exchange rate would result in a change of $228,566 in carrying value of the Investment.

10.	SEGMENTED INFORMATION

The Company has one reportable operating segment, being the direct or indirect investment in the natural resource and industrial sectors.

11.	INCOME TAXES

The difference between tax expense or recovery for the year and the expected income taxes based on the statutory tax rate arises as follows:

	2017	2016
	$	$
Profit/(loss) before income taxes	(992,731)	8,945,391

Tax (recovery)/incurred based on statutory rate of 26% (PY: 26%)	(258,110)	2,325,802

Impacts of the change in deferred tax rate from 26% to 27%	(254,161)	-
Non-deductible expenses	-	7
Non-deductible / (non-taxable) portion of capital gain / capital loss	37,715	(1,376,865)
Over/under provision in previous years	(882,267)	(523,137)
Change in unrecognized deferred tax assets	1,356,823	(425,807)
Deferred income tax expenses / (recovery)	$-	$-

Deferred Tax Assets and Liabilities

The significant components of Company’s net deferred tax assets and liabilities as of December 31 are as follows:

	2017	2016
	$	$
Non-capital losses	5,754,168	5,235,090
Capital losses	2,050,048	1,974,120
Resource pool	1,457,166	809,115
Capital assets	208,052	200,347
SIB costs	71,214	-
Other	-	2,869
Deferred tax assets	9,540,648	8,221,541
Deferred tax liability - investment in associate	(1,339,149)	(1,376,865)
Unrecognized net deferred tax assets	(8,201,499)	(6,844,676)
Net deferred tax assets	-	-

ITASCA CAPITAL LTD.

Notes to the Consolidated Financial Statements

Expressed in Canadian dollars

For the years ended December 31, 2017 and 2016

The Company has the following expiry dates for its non-capital Canadian tax losses:

Year of Expiry	Taxable Losses
$
2028	7,795,633
2029	3,169,594
2030	1,473,319
2031	1,861,875
2032	1,461,987
2033	1,736,113
2034	329,564
2035	1,698,805
2036	1,375,834
2037	409,010
21,311,734

12.	SUBSEQUENT EVENTS

On February 16, 2018, the Company received a distribution of USD$4,000,000 from 1347 LLC as a partial return of capital distribution per the terms of the Investment.